REGISTRATION STATEMENT NO. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

METROPOLITAN LIFE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK

(State or other jurisdiction of incorporation or organization)

13-5581829

(I.R.S. Employer Identification Number)

200 PARK AVENUE, NEW YORK, NEW YORK 10166,

(212) 578-3067

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

RICARDO A. ANZALDUA

GENERAL COUNSEL

METROPOLITAN LIFE INSURANCE COMPANY

200 PARK AVENUE, NEW YORK, NEW YORK 10166

(212) 578-3067

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Diane E. Ambler, Esq.

K&L Gates LLP

1601 K Street, N.W.

Washington, D.C. 20006

AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION STATEMENT

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(2)
Fixed Account Units with a Market Value Adjustment Cash Out Feature	$100,000,000	Not applicable	$100,000,000	$12,880

1.	Interests are sold on a dollar for dollar basis and not on the basis of a price per share or unit.

2.	Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee is offset by the filing fee previously paid in connection with the form S-3 (file No. 333-191420, initially filed September 27, 2013, by Metropolitan Life Insurance Company.)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Metropolitan Life Insurance Company

Registered Fixed Account Option

For Use With Gold Track Select Variable Annuity Contracts

The Registered Fixed Account Option described in this prospectus is available only in conjunction with the Gold Track Select group variable annuity contracts (the “Contracts” and/or “Certificates”) issued by Metropolitan Life Insurance Company (the “Company”) and funded by Metropolitan Life Separate Account E (“Separate Account E”). The Company may, in the future, offer the Registered Fixed Account Option to additional contracts funded through other separate accounts. The specific features of the Contract and the Separate Account are disclosed in greater detail in the Contract prospectus. We reserve the right with 30 days advance written notice to restrict Purchase Payments into the Registered Fixed Account Option or to make transfers from the Separate Account Options into the Registered Fixed Account Option whenever the credited interest rate is equal to the minimum Guaranteed Interest Rate specified in Your Contract. We will provide advance written notice if this restriction is subsequently lifted. We reserve the right to restrict the availability of the Registered Fixed Account Option after issue. This version of the Contract is only available in New York State.

The group annuity Contracts may be issued to Contract Owners on an unallocated or allocated basis. Under an unallocated Contract, Cash Value records are kept for a plan or group as a whole. Under an allocated Contract, Cash Value records are kept for You as an individual.

This prospectus explains:

•	the Registered Fixed Account Option

•	Metropolitan Life Insurance Company — RISK (SEE PAGE 6)

•	the interest rates

•	transfers to and from the Registered Fixed Account Option

•	surrenders

•	Market Value Adjustment

•	other aspects of the Registered Fixed Account Option

Your Contract is issued by the Company which is located at 200 Park Avenue, New York, NY 10166-0188. Telephone Number, 1-800-842-9406. MetLife Investors Distribution Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614, is the principal underwriter and distributor of the Contracts.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Mutual funds, annuities and insurance products are not deposits of any bank, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Prospectus dated December [  •  ], 2013

SPECIAL TERMS

In this prospectus, the following terms have the indicated meanings:

Accumulation Period — The period before the commencement of Annuity Payments.

Annuitant — A person on whose life the Maturity Date depends and Annuity Payments are made.

Annuity Payments — A series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

Annuity Period — The period during which Annuity Payments are made.

Beneficiary(ies) — The person(s) or trustee designated to receive any remaining contractual benefits in the event of a Participant’s, Annuitant’s or Contract Owner’s death, as applicable.

Cash Surrender Value — The Cash Value less any amounts deducted upon a withdrawal or surrender, outstanding loans, if available under the Contract, any applicable Premium Taxes or other surrender charges not previously deducted.

Cash Value — The value of the accumulation units in Your account (or a Participant’s Individual Account, if applicable) less any reductions for administrative charges.

Code — The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of this Contract.

Company (We, Us, Our) — Metropolitan Life Insurance Company (“MetLife”).

Competing Fund — Any investment option under the Plan, which in Our opinion, consists primarily of fixed income securities and/or money market instruments.

Contract(s) — Gold Track Select variable annuity.

Contract Date — The date on which the Contract is issued. For certain group Contracts, it is the date on which the Contract becomes effective, as shown on the specifications page of the Contract.

Contract Owner — The person named in the Contract (on the specifications page, which may be the Participant if so authorized). For certain group Contracts, the Contract Owner is the trustee or other entity which owns the Contract. Any reference in this prospectus to the Contract includes the underlying Certificate. Certificates are issued to Participants under group allocated Contracts.

Contract Year — A continuous twelve -month period beginning on the Contract Date and each anniversary thereof. Contract Year also means certificate year.

Declared Interest Rate(s) — One or more rates of interest which may be declared by the Company. Such rates will never be less than the Guaranteed Interest Rate stated in the Contract and may apply to some or all of the values under the Registered Fixed Account Option for periods of time determined by the Company.

ERISA — The Employee Retirement Income Security Act of 1974, as amended, and all related laws and regulations which are in effect during the term of this Contract.

General Account — The General Account of the Company that holds values attributable to the Registered Fixed Account Option.

Guarantee Period — The period during which a Guaranteed Interest Rate is credited.

Guaranteed Interest Rate — The annual effective interest rate credited during the Guarantee Period.

Home Office — The principal executive offices of Metropolitan Life Insurance Company located at 200 Park Avenue, New York, NY 10166-0188. The office that administers Your Contract is located at 4700 Westown Parkway, Ste. 200, West Des Moines, Iowa 50266.

Market Adjusted Value — The value of funds held in the Registered Fixed Account Option increased or decreased by the Market Value Adjustment.

Market Value Adjustment — The Market Value Adjustment reflects the relationship, at the time of surrender, between the rate of interest credited to funds on deposit under the Registered Fixed Account Option at the time of discontinuance to the rate of interest credited on new deposits at the time of discontinuance.

Maturity Date — The date on which the Annuity Payments are to begin.

Participant — An eligible person who is a member in a tax qualified Plan under Sections 401, 403(b) or 457 of the Code, or a nonqualified deferred compensation Plan.

Participant’s Individual Account — An account to which amounts are credited to a Participant or Beneficiary under the Contract.

Plan — The Plan or the arrangement used in a retirement plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403(b) or 457 of the Code.

Plan Administrator — The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

Plan Termination — Termination of Your Plan, including partial Plan Termination, as determined by Us.

Plan Trustee — The trustee specified in the Contract specifications.

Premium Tax — The amount of tax, if any, charged by the state or municipality. Generally, We will deduct any applicable Premium Tax from the Cash Value either upon surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We have the liability under state law. New York does not currently assess premium taxes on Purchase Payments You make.

Purchase Payments — The premium payments applied to the Contract.

Separate Account — Metropolitan Life Separate Account E (“Separate Account E”).

Separate Account Option — A funding option available under Your Contract, the value of which varies with the investment experience of the underlying mutual fund.

Written Request — Written instructions or information sent to Us in a form and content satisfactory to Us and received in good order at Our Home Office.

You, Your — In this prospectus, depending on the context, “You” is the owner of the Contract or the Participant or Annuitant for whom money is invested under certain group arrangements. In cases where We are referring to giving instructions or making payments to Us for qualified Contracts or Contracts used in connection with non-qualified deferred compensation plans or qualified excess benefit arrangements, “You” means the trustee or employer. Under certain group arrangements where the Participant or Annuitant is permitted to choose among Separate Account Options, “You” means the Participant or Annuitant who is giving Us instructions about the Separate Account Options. In connection with a Plan Termination, as of the date of the Contract or cash distribution under such Plan Termination, “You” means the Participant who has received such Contract or cash distribution.

SUMMARY

This prospectus describes the Registered Fixed Account Option available as a companion Contract with Gold Track Select variable annuity contracts, available in New York State, and registered with the Securities and Exchange Commission. The Contracts are used with:

•	qualified pension and profit-sharing Plans;

•	tax-deferred annuity Plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers); and

•	deferred compensation Plans of state and local governments.

Metropolitan Life Insurance Company (“We” or the “Company”) issues the Contracts. Purchase Payments made under the Contracts and directed to the Registered Fixed Account Option become a part of the Company’s General Account. Purchase Payments may also be allocated to one or more Separate Account Options. The variable annuity contract and underlying mutual funds are described in a separate prospectus. Please read all prospectuses carefully.

During the Accumulation Period, the Registered Fixed Account Option provides for Purchase Payments to be credited with an initial interest rate that is declared quarterly, and that rate is guaranteed for a 12-month period. We guarantee that the initial credited interest rate will never be less than the minimum interest rate permitted under New York law.

At the end of the 12-month Guarantee Period, a renewal interest rate will be determined by the Company. We guarantee that the renewal interest rate will never be less than the minimum interest rate permitted under New York law. At the end of the initial Guarantee Period, the first renewal rate will be guaranteed to the end of the calendar year. The second and all subsequent renewal rates will be declared each January 1 thereafter, and will be guaranteed through December 31 of that year. The rates of interest credited will affect a contract or account’s Cash Value. (See “Cash Values”.) Such rates may also be used to determine amounts payable upon termination of the contracts. (See “Surrenders — Contract Termination”.)

In the future, the Company may decide to offer the Registered Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of such calendar quarter, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Registered Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Registered Fixed Account Option.

Generally, the Company intends to invest assets directed to the Registered Fixed Account Option in investment-grade securities. The Company has no specific formula for determining the initial interest rates or renewal interest rates. However, such a determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts directed to the Registered Fixed Account Option. In addition, the Company’s management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See “Investments by the Company”.)

The Contract Owner or Participant, if so authorized, may, during the Accumulation Period, direct all or a portion of a Contract or account’s Cash Value under the Registered Fixed Account Option to one or more of the investment options of the Separate Account. No surrender charges will be deducted on such transfers. However, there are restrictions which may limit the amount that may be so directed and transfers may be deferred in certain cases. (See “Transfers from the Registered Fixed Account Option”.)

Distributions and transfers from the Registered Fixed Account Option are made on a last-in, first-out basis. We will determine the Cash Surrender Value as of the next valuation date after We receive a Written Request at Our Home Office. We reserve the right to defer payment of the Registered Fixed Account Option for up to six months from the date We receive the Written Request. If a payment is deferred for more than 30 days after We receive the request, We will pay a minimum interest rate on the amount.

WHEN A MARKET VALUE ADJUSTMENT AND SURRENDER

CHARGES APPLY — GENERAL

If Your Contract Value is subject to both a Market Value Adjustment and a Surrender charge, the Market Value Adjustment will be applied first. A surrender charge will generally apply if You make a partial or full surrender of Your Contract. If You make a transfer from Your Contract to the Separate Account Options, Your transfer will not be subject to a surrender charge. Transfers from Your Contract to Competing Funds are prohibited. (See “Surrenders”.) A Market Value Adjustment only applies to Contract discontinuations.

THE INSURANCE COMPANY — RISK

Metropolitan Life Insurance Company is a leading provider of insurance, annuities, and employee benefits programs throughout the United States. The Company offers life insurance and annuities to individuals, as well as group insurance and retirement & savings products to corporations and other institutions. The Company was formed under the laws of New York in 1866. The Company’s Home Office is located at 200 Park Avenue, New York, New York 10166-0188. The Company is a wholly-owned subsidiary of MetLife, Inc. MetLife, Inc. is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers. Through its subsidiaries and affiliates, MetLife, Inc. holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East.

Benefit amounts are paid from Our General Account and are subject to the financial strength and claims paying ability of the Company and Our long term ability to make such payments and are not guaranteed by any other party. We issue other annuity contracts and life insurance policies where We pay all money We owe under those contracts and policies from Our General Account. We are regulated as an insurance company under state law, which includes, generally, limits on the amount and type of investments in its General Account. However, there is no guarantee that We will be able to meet Our claims paying obligations; there are risks to purchasing any insurance product. You may surrender Your Contract at any time, but the Cash Value may be subject to a surrender charge and/ or a Market Value Adjustment calculation that may increase or decrease the amount payable upon surrender. The Company’s Home Office is located at 200 Park Avenue, New York, NY 10166-0188. The office that administers Your Contract is located at 4700 Westown Parkway, Ste. 200, West Des Moines, Iowa 50266.

We reserve the right with 30 days advance written notice to restrict Purchase Payments into the Registered Fixed Account Option or to make transfers from the Separate Account Options into the Registered Fixed Account Option whenever the credited interest rate is equal to the minimum Guaranteed Interest Rate specified in Your Contract. You should consider how significant the ability to make allocations or transfers to the Registered Fixed Account Option is for Your long term investment plans, because the Registered Fixed Account Option may not be available at all times.

THE ANNUITY CONTRACT AND YOUR RETIREMENT PLAN

If You participate through a retirement Plan or other group arrangement, the Contract may provide that all or some of Your rights or choices as described in this prospectus are subject to the Plan’s terms. For example, limitations on Your rights may apply to Purchase Payments, withdrawals, transfers, loans, the death benefit and pay-out options.

The Contract may provide that a Plan administrative fee will be paid by making a withdrawal from the Contract/ Certificate Cash Value. Also, the Contract may require that You or Your Beneficiary obtain a signed authorization from Your employer or Plan Administrator to exercise certain rights. We may rely on Your employer’s or Plan Administrator’s statements to Us as to the terms of the Plan or Your entitlement to any amounts. We are not a party to Your employer’s retirement Plan. We will not be responsible for determining what Your Plan says. You should consult the Contract and Plan document to see how You may be affected.

Section 403(b) Plan Terminations

Upon a Section 403(b) plan termination, Your employer is required to distribute Your Plan benefits under the Contract to You. Your employer may permit You to receive Your distribution of Your 403(b) plan benefit in cash or in the form of the Contract.

If You elect to receive your distributions in cash, the distribution is a withdrawal under the Contract and any amounts withdrawn are subject to a Market Value Adjustment and any applicable surrender charges. Outstanding loans, if available, will be satisfied (paid) from Your cash benefit prior to its distribution to You. In addition, Your cash distributions are subject to withholding, ordinary income tax and applicable Federal income tax penalties. (See “Federal Tax Considerations.”) Surrender charges will be waived if the net distribution is made under the exceptions listed in the “Surrenders” section of the prospectus. However, if Your employer chooses to distribute cash as the default option, Your employer may not give You the opportunity to instruct the Company to make, at a minimum, a direct transfer to another funding option or annuity contract issued by Us or one of Our affiliates which may avoid a surrender charge. In that case, You will receive the net cash distribution, less any applicable Market Value Adjustment, surrender charge and withholding.

If You receive the distribution in the form of the Contract, We will continue to administer the Contract according to its terms. However in that case, You may not make any additional Purchase Payments or take any loans. In addition the Company will rely on You to provide certain information that would otherwise be provided to the Company by the employer or plan administrator. The employer may choose distribution of the Contract as the default option. The employer may not choose distribution of a Contract as a default option when that Contract is an investment vehicle for a Section 403(b) ERISA plan.

Other Plan Terminations

Upon termination of a retirement plan that is not a Section 403(b) plan, Your employer is generally required to distribute Your Plan benefits under the Contract to You.

This distribution is in cash. The distribution is a withdrawal under the Contract and any amounts withdrawn are subject to a Market Value Adjustment and any applicable surrender charges. Outstanding loans, if available, will be satisfied (paid) from Your cash benefit prior to its distribution to You. In addition, Your cash distributions are subject to withholding, ordinary income tax and applicable Federal income tax penalties. (See “Federal Tax Considerations.”) Surrender charges will be waived if the net distribution is made under the exceptions listed in the “Surrenders” section of the prospectus. However, Your employer may not give You the opportunity to instruct the Company to make, at a minimum, a direct transfer to another funding option or annuity contract issued by Us or one of Our affiliates which may avoid a surrender charge. In that case, You will receive the net cash distribution, less any applicable Market Value Adjustment, surrender charge and withholding.

THE REGISTERED FIXED ACCOUNT OPTION

The Registered Fixed Account Option is available only in conjunction with the purchase of a Gold Track Select variable annuity contract issued by the Company in New York State. The Contracts are available as group Contracts. Participants under the allocated versions of the Gold Track Select Contracts are issued Certificates summarizing the provisions of the group Contract.

We reserve the right with 30 days advance written notice to restrict Purchase Payments into the Registered Fixed Account Option or to make transfers from the Separate Account Options into the Registered Fixed Account Option whenever the credited interest rate is equal to the minimum Guaranteed Interest Rate specified in Your Contract. We will provide advance written notice if this restriction is subsequently lifted. We reserve the right to restrict the availability of the Registered Fixed Account Option after issue.

The Accumulation Period

Purchase Payments

During the Accumulation Period, all or a portion of Purchase Payments (less any Premium Taxes), may be allocated to the Registered Fixed Account Option. We may refuse to accept total Purchase Payments over $3,000,000.

We accept Purchase Payments made by check or cashier’s check. We do not accept cash, money orders or traveler’s checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which We receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled.

Declared Interest Rates of the Initial and Subsequent Renewal Periods

Initial interest rates are declared quarterly, and those rates are guaranteed for a 12-month period.

At the end of the 12-month Guarantee Period, a renewal interest rate will be determined. The rate will never be less than the minimum interest rate permitted under New York law (The minimum interest rate depends on the date Your Contract is issued but will not be less than 1%). At the end of the initial Guarantee Period, the first renewal rate will be guaranteed to the end of that calendar year. The second and all subsequent renewal rates will be declared each January 1 thereafter, and will be guaranteed through December 31 of that year.

In the future, the Company may decide to offer the Registered Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of such calendar quarter and all subsequent calendar quarters, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Registered Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Registered Fixed Account Option.

The Company has no specific formula for determining the rate(s) of interest that it will declare. Generally, the rates We determine will reflect interest rates available on the types of debt instruments in which We intend to invest the amounts directed to the Registered Fixed Account Option (See “Investments by the Company”.) In addition, the Company’s management may also consider various other factors in determining interest rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. The Company’s management will make the final determination as to any Declared Interest Rates and any interest in excess of the minimum interest rate allowed under New York state law. The Company cannot predict nor guarantee the rates of any future declared interest in excess of the minimum rate.

Cash Values

We will credit amounts held under the Registered Fixed Account Option with interest. The minimum Guaranteed Interest Rate will never be lower than the minimum rate permitted under New York state law (The minimum interest rate depends on the date Your Contract is issued but will not be less than 1%). Interest is credited daily. Purchase Payments (other than the initial Purchase Payment) are allocated to the Registered Fixed Account Option as of the close of the business day on which We receive the Purchase Payment at the Home Office. Therefore, Purchase Payments begin earning interest the day after We receive the Purchase Payment in good order.

SURRENDERS

General

Subject to the termination provisions described below, the Contract Owner may request a full or partial surrender of Cash Values at any time from the Registered Fixed Account Option.

We may withhold payment of Cash Surrender Value or a Participant’s loan proceeds if any portion of those proceeds would be derived from a Contract Owner’s check that has not yet cleared (i.e., that could still be dishonored by Your banking institution). We may use telephone, fax, internet or other means of communication to verify that payment from the Contract Owner’s check has been or will be collected. We will not delay payment longer than necessary for Us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing Us with a certified check.

Payment of Full or Partial Surrenders

In the event of a partial surrender from the Registered Fixed Account Option, We will pay the requested value less any applicable surrender charges. All partial surrenders will be made on a last-in, first-out basis. If an allocated account is surrendered for reasons other than Contract termination, We will pay the Cash Value, less any outstanding loan surrenders not previously deducted, less any Premium Tax, the administrative charge, and any surrender charges, as applicable. Please consult the accompanying variable annuity Contract prospectus for any applicable surrender charges.

Contract Termination

If the Contract is discontinued, no further Purchase Payments or transfers will be allowed. On the date We receive a Written Request to terminate the Contract, or within 31 days after We notify You of Our intent to terminate the Contract, any amounts transferred from the Registered Fixed Account Option to the Separate Account Options during the 30 days before the date of discontinuance will be transferred back to the Registered Fixed Account Option.

If the Contract is discontinued because of Plan Termination due to the dissolution or liquidation of the employer under US Code Title 11 procedures, the Cash Surrender Value will be distributed directly to the employees entitled to share in such distributions pursuant to the Plan. Distribution may be in the form of cash payments, annuity options or deferred annuities. This provision does not apply to Plans established under Section 457 of the Code.

We will not terminate the Contract that includes a guaranteed death benefit if at the time the termination would otherwise occur the guaranteed amount under any death benefit is greater than the Cash Value. However, if You are the Participant and the Plan determines to terminate the Contract at a time when You (the Participant) have a guaranteed amount under any death benefit that is greater than the Cash Value, You (the Participant) forfeit any guaranteed death benefit You (the Participant) have accrued under the death benefit upon termination of the Contract.

Market Value Adjustment

The following discussion of Market Adjusted Values applies only to Contract Owners who are not Participants. If You are a Participant, contact Your Plan trustee or Your employer regarding how the Market Value Adjustment will affect You if the Contract is terminated.

If the Contract Owner requests a full surrender of the Contract or of all Contract values held in the Registered Fixed Account Option for reasons other than those discussed in paragraphs 2 and 3 under “Contract Termination,” the Company will determine the Market Adjusted Value of the Registered Fixed Account Option.

If the Company discontinues the Contract, We will pay the Contract Owner the Cash Value of the Registered Fixed Account Option.

The amount payable to the Contract Owner if a Contract is discontinued may be increased or decreased by the application of the Market Value Adjustment formula. The formula is the following:

Market Adjusted Value = Cash Value × (1 + RO)5 /(1 + R1 + .0025†)5

Where:

RO is the weighted average of all interest rates credited to all amounts in the Registered Fixed Account Option at the time of termination, and

R1 is the interest rate credited on new deposits for this class of contracts at the time of termination.

†	Margin that accounts for the liquidation of the assets.

For Contracts issued in New York:

Except Gold Track Select Allocated Contracts issued to non-ERISA 403(b) Plans and Governmental 457 Plans Subject to the New York State Deferred Compensation Board Rules and Regulations:

Upon discontinuance, the Contract Owner may select one of the payment methods described below:

a)	Lump Sum Payment Option. We will pay You the Market Adjusted Value, less any amounts deducted on surrender, less any loans outstanding in one lump sum within 60 days of the date of discontinuance. We may defer the payment for this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, interest will continue to be earned during the deferred period in the same manner as described in the Contract; or

b)	Installment Payment Option. We will pay You the Cash Value of the Registered Fixed Account Option in installments over a 5 year period. Interest will be credited to the remaining Cash Value of the Registered Fixed Account Option during this installment period at a fixed effective annual interest rate of not less than 1.5% below the net effective rate being credited to the Contract on the date of discontinuance. The first payment will be made no later than 60 days following the Company’s mailing of the written notice of Contract discontinuance to the Contract Owner at the most current address available on the Company’s records. The remaining payments will be mailed on each anniversary of the discontinuance date for 4 years. Allowable distributions shown on the Contract specifications page are not allowed during the 5 year installment period.

Gold Track Select Allocated Contracts issued to non-ERISA 403(b) Plans:

The Participant will choose one of the two payment methods (Lump Sum Payment Option or Installment Payment Option) described above. The formula used in connection with these non-ERISA 403(b) Plans is exactly the same as described above except that the total surrender charge and Market Value Adjustment will not exceed 10% of the Cash Value of the Registered Fixed Account Option. Additionally on or after the 10th Certificate Year, the Market Value will equal the Cash Value.

For all 403(b) non-ERISA Plans, the Contract Owner must provide notice to, and receive consent from, Participants under the Contract for this distribution. If consent is not obtained and if the Contract has been issued to a non-ERISA 403(b) Plan, We will not accept any additional Purchase Payments under the Contract or issue new Certificates, but Certificates under the Contract will continue.

Gold Track Select Contracts issued to Governmental 457 Plans Subject to the New York State Deferred Compensation Board Rules and Regulations:

We will pay the Cash Value of the Registered Fixed Account Option in one lump sum to the Contract Owner, or Participant if so authorized, no later than 30 days following the date of discontinuance. If We defer payment for 10 working days or more, interest will continue to be earned during the deferred period at the rate required by law or at the rate currently being credited under this Contract, whichever is greater. No surrender charges nor Market Adjusted Value will be assessed against the Beneficiary of the Registered Fixed Account Option if the Contract is discontinued.

Annuity Period

We will normally make Annuity Payments within fifteen business days after We receive a settlement claim, or any other later specified date. Subsequent payments will be made periodically on the anniversaries of the first payment.

The variable annuity contract prospectus describes more fully the Annuity Period and annuity options under the Contracts. Please note, however, that annuitization is irrevocable; once fixed Annuity Payments have begun, the annuity benefit cannot be surrendered for a lump sum settlement.

Restrictions on Financial Transactions

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require Us to block a Contract Owner’s ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about You and Your Contract to government regulators.

Misstatement

We may require proof of age of the Contract Owner, Beneficiary or Annuitant before making any payments under this Contract that are measured by the Contract Owner’s, Beneficiary’s or Annuitant’s life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age.

Once Annuity Payments have begun, any underpayments or overpayments will be deducted from or added to the payment or payments made after the adjustment. We are required to pay interest on any underpayments.

TRANSFERS

No transfers are allowed between the Registered Fixed Account Option and any Competing Fund.

The charges for transfers are described under “Transfer Charge” in the Gold Track Select variable annuity Contract prospectus which accompanies this prospectus. No surrender charges or Market Value Adjustment apply when a transfer is made.

Transfers from the Registered Fixed Account Option

The Contract Owner may transfer amounts in the Registered Fixed Account Option to one or more of the Separate Account Options subject to the Competing Fund restrictions described in Your Contract. All transfers will be made on a last-in, first-out basis. That is, the money most recently deposited or transferred into the Registered Fixed Account Option will be transferred or surrendered first.

Amounts previously transferred from the Registered Fixed Account Option to the Separate Account Options may not be transferred back to the Registered Fixed Account Option or any Competing Fund for a period of at least 3 months from the date of the transfer. The Company may eliminate this restriction in circumstances where Guaranteed Interest Rates on the Registered Fixed Account Option are declared and credited on a quarterly basis.

We reserve the right to limit transfers from this Contract in any calendar year to 20% of the Contract/Certificate Cash Value in the Registered Fixed Account Option as of the end of the preceding Contract/Certificate Year. If transfers are limited in any calendar year to 20% of the Contract/Certificate Cash Value, it is important to note that it will take over 10 years (assuming no additional Purchase Payments or transfers into the Contract/ Certificate and discounting any accrued interest) to make a complete transfer of your balance from the Contract/ Certificate because of the transfer allowance restriction indicated above. This is because the 20% transfer allowance is based on a declining Cash Value in the Contract/Certificate rather than withdrawals based upon a fixed number of years. For example (based on the assumptions above), if your initial Cash Value in the Contract/Certificate is $100, the 20% transfer allowance only allows you to transfer up to $20 that Contract/Certificate Year. If you transfer the maximum transfer allowance that Contract/Certificate Year, you may only transfer up to $16 the following Contract/Certificate Year based on the 20% transfer allowance of the $80 Cash Value remaining in the Contract/Certificate for such Contract/Certificate Year. It is important to consider when deciding to invest in the Contract/Certificate whether this 20% transfer allowance restriction fits your risk tolerance and time horizon. (See also “Surrenders.”)

Transfers to the Registered Fixed Account Option

Values held in a Separate Account Option may be transferred to the Registered Fixed Account Option at any time subject to any Competing Fund restrictions which may apply.

We reserve the right with 30 days advance written notice to restrict transfers from the Separate Account Options into the Registered Fixed Account Option whenever the credited interest rate is equal to the minimum Guaranteed Interest Rate specified in Your Contract. We will provide advance written notice if this restriction is subsequently lifted.

INVESTMENTS BY THE COMPANY

We must invest Our assets according to New York state law regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. All General Account assets of the Company would be available to meet the Company’s guarantee under the Registered Fixed Account Option. The proceeds from the Registered Fixed Account Option will become part of the Company’s general assets and are available to fund the claims of all classes of customers of the Company.

In establishing Declared Interest Rates, the Company will consider the yields available on the instruments in which it intends to invest the amounts directed to the Registered Fixed Account Option. The current investment strategy for the Contracts is to invest in investment-grade fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes Our investment strategy, We are not obligated to follow any particular strategy except as may be required by federal and state laws.

DISTRIBUTION OF THE CONTRACTS

Distribution and Principal Underwriting Agreement

MetLife Investors Distribution Company (“MLIDC”) is the principal underwriter and distributor of the securities offered through this prospectus. MLIDC, which is Our affiliate, also acts as the principal underwriter and distributor of some of the other variable annuity contracts and variable life insurance policies We and Our affiliated companies issue. We reimburse MLIDC for expense MLIDC incurs in distributing the Contracts (e.g. commissions payable to the retail broker-dealers who sell the Contracts, including Our affiliated broker dealers.) MLIDC does not retain any fees under the Contracts.

MLIDC’s principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, California 92614. MLIDC is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (“FINRA”). FINRA provides background information about broker-dealers and their registered representatives through FINRA BrokerCheck. You may contact the FINRA BrokerCheck Hotline at 1-800-289-9999, or log on to www.finra.org. An investor brochure that includes information describing FINRA BrokerCheck is available through the Hotline or on-line.

The Contracts are sold through MetLife licensed sales representatives who are associated with MetLife Securities, Inc. (“MSI”), Our affiliate and a broker-dealer, which is paid compensation for the promotion and sale of the Contracts. The Contracts are also sold through the registered representatives of Our other affiliated broker-dealers. MSI and Our affiliated broker-dealers are registered with the SEC as broker-dealers under the Securities Exchange Act of 1934 and are also members of FINRA. The Contracts may also be sold through other registered broker-dealers. The Contracts may also be sold through the mail or Internet.

There is no front-end sales load deducted from Purchase Payments to pay sales commissions. Distribution costs are recovered through the Separate Account charge. Our sales representatives in Our MetLife Resources division must meet a minimum level of sales production in order to maintain employment with Us. MetLife sales representatives who are not in Our MetLife Resources division (“non-MetLife Resources MetLife sales representatives”) must meet a minimum level of sales of proprietary products in order to maintain employment with Us.

Non-MetLife Resources MetLife sales representatives and MetLife Resources sales representatives receive cash payments for the products they sell and service based upon a ‘gross dealer concession’ model. With respect to the Contracts, the maximum gross dealer concession is 5% of each Purchase Payment each year the Contract is in force and, starting in the second Contract Year, is a maximum of 1.00% of the contract value each year that the Contract is in force for serving the Contract. Gross dealer concession may also be paid when the Contract is annuitized. The amount of this gross dealer concession payable upon an annuitization depends on several factors, including the number of years the Contract has been in force. Compensation to the sales representative is all or part of the gross dealer concession. Compensation to sales representatives in the MetLife Resources division is based upon premiums and purchase payments applied to all products sold and serviced by the representative. Compensation to non-MetLife Resources MetLife sales representative is determined based upon a formula that recognizes premiums and purchase payments applied to proprietary products sold and serviced by the representative as well as certain premiums and purchase payments applied to non-proprietary products sold by the representative. Proprietary products are those issued by Us or Our affiliates. Because one of the factors determining the percentages of gross dealer concession that applies to a non-MetLife Resources MetLife sale representative’s compensation is sales of proprietary products, these sales representatives have an incentive to favor the sales of proprietary products. Because non-MetLife Resources MetLife sales managers’ compensation is based upon the sales made by the representatives they supervise, these sales managers also have an incentive to favor the sale of proprietary products.

Non-MetLife Resources MetLife sales representatives and MetLife Resources sales representatives and their managers and the sales representatives and managers of Our affiliates may be eligible for additional cash compensation, such as bonuses, equity awards (such as stock options), training allowances, supplemental salary, financial arrangements, marketing support, medical and other insurance benefits, and retirement benefits and other benefits based primarily on the amount of proprietary products sold. Because additional cash compensation paid to non-MetLife Resources MetLife sales representatives and MetLife Resources sales representatives and their managers and the sales representatives and their managers of Our affiliates is based primarily on the sales of proprietary products, non-MetLife Resource MetLife sales representatives and MetLife Resources sales representatives and their managers and the sales representatives and their managers of Our affiliates have an incentive to favor the sale of proprietary products.

Sales representatives who meet certain productivity, persistency, and length of service standards and/or their managers may be eligible for additional cash compensation. Moreover, managers may be eligible for additional cash compensation based on the sales production of the sales representatives that the manager supervises.

Our sales representatives and their managers may be eligible for non-cash compensation incentives, such as conferences, trips, prizes and awards. Other non-cash compensation payments may be made for other services that are not directly related to the sales of products. These payments may include support services in the form of recruitment and training of personnel, production of promotional services and other support services.

Other incentives and additional cash compensation provide sales representatives and their managers with an incentive to favor the sale of proprietary products. The business unit responsible for the operation of Our distribution system is also paid.

MLIDC also pays compensation for the sale of the Contracts by affiliated broker-dealers. The compensation paid to broker-dealers for sales of the Contracts is generally not expected to exceed, on a present value basis, the aggregate amount of total compensation that is paid with respect to sales made through MetLife representatives. (The total compensation includes payments that We make to Our business unit that is responsible for the operation of the distribution systems through which the Contracts are sold.) These firms pay their sales representatives all or a portion of the commissions received for their sales of Contracts; some firms may retain a portion of commissions. The amount that selling firms pass on to their sales representatives is determined in accordance with their internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other benefits. Sales representatives of affiliated broker-dealers and their managers may be eligible for various cash benefits and non-cash compensation (as described above) that We may provide jointly affiliated broker-dealers. Because of the receipt of this cash and non-cash compensation, sales representatives and their managers of Our affiliated broker-dealers have an incentive to favor the sale of proprietary products.

MLIDC may also enter into preferred distribution arrangements with Our affiliated broker-dealer firm, New England Securities Corporation. This arrangement is sometimes called a “shelf space” arrangement. Under this arrangement, MLIDC may pay separate, additional compensation to the broker-dealer firm for services the broker-dealer firm provides in connection with the distribution of the Contracts. These services may include providing Us with access to the distribution network of the broker-dealer firm, the hiring and training of the broker-dealer firm’s sales personnel, the sponsoring of conferences and seminars by the broker-dealer firm, or general marketing services performed by the broker-dealer firm. The broker-dealer firm may also provide other services or incur other costs in connection with distributing the Contracts.

MLIDC also pays compensation for the sale of Contracts by unaffiliated broker-dealers. The compensation paid to unaffiliated broker-dealers for sales of the Contracts is generally not expected to exceed, on a present value basis, the aggregate amount of total compensation that is paid with respect to sales made through MetLife representatives. (The total compensation includes payments that We make to Our business unit that is responsible for the operation of the distribution systems through which the Contracts are sold.) Broker-dealers pay their sales representatives all or a portion of the commissions received for their sales of the Contracts. Some firms may retain a portion of commissions. The amount that the broker-dealer passes on to its sales representatives is determined in accordance with its internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other benefits. We and Our affiliates may also provide sales support in the form of training, sponsoring conferences, defraying expenses at vendor meetings, providing promotional literature and similar services. An unaffiliated broker-dealer or sales representative of an unaffiliated broker-dealer may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates. Ask Your sales representative further information about what Your sales representative and the broker-dealer for which he or she works may receive in connection with Your purchase of a Contract.

From time to time, MetLife pays organizations, associations and non-profit organizations fees to sponsor MetLife’s variable annuity contracts. We may also obtain access to an organization’s members to market Our variable annuity contracts. These organizations are compensated for their sponsorship of Our variable annuity contracts in various ways. Primarily, they receive a flat fee from MetLife. We also compensate these organizations by funding of their programs, scholarships, events or awards, such as a principal of the year award. We may also lease their office space or pay fees for display space at their events, purchase advertisements in their publications or reimburse or defray their expenses. In some cases, We hire organizations to perform administrative services for Us, for which they are paid a fee based upon a percentage of the account balances their members hold in the Contract. We also may retain finders and consultants to introduce MetLife to potential clients and for establishing and maintaining relationships between MetLife and various organizations. The finders and consultants are primarily paid flat fees and may be reimbursed for their expenses. We or Our affiliates may also pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts.

FEDERAL TAX CONSIDERATIONS

Taxation of the Company

The Company is taxed as a life insurance company. The assets underlying the Registered Fixed Account Option under the Contracts will be owned by the Company. The income earned on such assets will be the Company’s income.

Information Regarding the Contracts

Tax information regarding the Contracts/Certificates and distributions is briefly described in the accompanying Contract prospectus.

ABANDONED PROPERTY REQUIREMENTS

Every state has unclaimed property laws which generally declare non-ERISA (the Employee Retirement Income Security Act of 1974) annuity contracts to be abandoned (1) after a period of inactivity of three to five years from the contract’s maturity date or the date the death benefit is due and payable if annuity payments have not commenced or (2) after a period of two or three years from the date the payment is due and payable, or if death benefits are unclaimed after a period of inactivity of three to five years from the date the death benefit is due and payable, if annuity payments have commenced. For example, if the payment of a death benefit has been triggered, but, if after a thorough search, We are still unable to locate the Beneficiary of the death benefit, or the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or You last resided, as shown on Our books and records, or to Our state of domicile. (Escheatment is the formal legal name of this process.) However, the state is obligated to pay the death benefit (without interest) if Your Beneficiary steps forward to claim it with the proper documentation. To prevent Your Contract’s proceeds from being paid to the state abandoned or unclaimed property office, it is important that You update Your Beneficiary designations, including addresses, if and as they change. To make changes, please call 1-800-842-9406.

INFORMATION INCORPORATED BY REFERENCE

Under the Securities Act of 1933, the Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (the “Registration Statement”) relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts. The Company’s Amendment No. 2 to Form 10 was filed with the SEC on November 13, 2013 via EDGAR File No. 000-55029. The Amendment No. 2 to Form 10 contains information for the period ended December 31, 2012, about the Company, including consolidated audited financial statements for the Company’s latest fiscal year. The Company’s Form 10-Q was filed with the SEC on November 13, 2013. The Form 10-Q contains consolidated unaudited financial statements for the period ended September 30, 2013. The Amendment No. 2 to Form 10 and the Form 10-Q are incorporated by reference into this prospectus. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to the termination of the offering, are also incorporated by reference into this prospectus. We are not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

There have been no material changes in the Company’s affairs which have occurred since the end of the latest fiscal year for which audited consolidated financial statements were included in the Amendment No. 2 to Form 10, the period ended September 30, 2013 for which unaudited consolidated financial statements were included in the Form 10-Q or which have not been described in a Form 10-K, Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct Your requests to the Company at, 200 Park Avenue, New York, NY 10166-0188. The telephone number 1-800-842-9406. You may also access the incorporated reports and other documents at www.metlife.com.

The Company files periodic reports as required under the Exchange Act (including Form 10-K, 10-Q and 8-K). You may also read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

EXPERTS

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under New York state law and the validity of the forms of the Contracts under New York state law have been passed on by legal counsel for the Company.

Independent Registered Public Accounting Firm

The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference in this Registration Statement from the Metropolitan Life Insurance Company and subsidiaries (the “Company”) effective Registration Statement Amendment No. 2 to Form 10 for the year ended December 31, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph regarding the changes in the Company’s method of accounting for deferred policy acquisition costs as required by accounting guidance adopted on January 1, 2012 as described in Note 1 and the Company’s reorganization of its segments in 2012 as described in Note 2 to the consolidated financial statements, and November 12, 2013 as it relates to the subsequent events discussed in Note 20 to the consolidated financial statements and to Financial Statement Schedules I, III, & IV), which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Metropolitan Life Insurance Company

Registered Fixed Account Option

For Use with Gold Track Select Annuity Contracts

Book 262 December [  •  ], 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized list of the estimated expenses to be incurred in connection with the securities being offered:

Accountant’s Fees and Expenses: $6,800

Legal Fees and Expenses: $15,000

Printing Expenses: $9,300

Registration Fee: $12,880

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s parent, MetLife, Inc. (“MetLife”) has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife also maintains Directors’ and Officers’ Liability insurance coverage with limits of $400 million under which the Registrant and Registrant’s underwriter, as well as certain other subsidiaries of MetLife are covered. A provision in MetLife, Inc.’s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

RULE 484 UNDERTAKING

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

(A) EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
1(a).	Distribution and Principal Underwriting Agreement among the Registrant, Metropolitan Life Insurance Company and MetLife Investors Distribution Company. (Filed with Post-Effective Amendment No. 3 to Registration Statement No. 333-133675/811-07534 for Paragon Separate Account B on Form N-6 on February 6, 2008. As incorporated herein by reference.)

1(b).	Form of Retail Sales Agreement (MLIDC Retail Sales Agreement 7-1-05)(LTC). (Filed with Post-Effective Amendment No.13 to Registration Statement No. 333-83716/811-04001 for Metropolitan Life Separate Account E on Form N-4 on April 25, 2006. As incorporated herein by reference.)

1(c).	Form of Enterprise Selling Agreement 02-10 (MetLife Investors Distribution Company Sales Agreement). (Filed with Post-Effective Amendment No.14 to Registration Statement File No. 333-83716/811-04001 for Metropolitan Life Separate Account E on Form N-4 on April 13, 2010. As incorporated herein by reference.)

1(d).	Form of Enterprise Selling Agreement 09-12 (MetLife Investors Distribution Company Sales Agreement). (Filed with Post-Effective Amendment No.17 to Registration Statement File No. 333-83716/811-04001 for Metropolitan Life Separate Account E on Form N-4 on April 11, 2013. As incorporated herein by reference.)

2.	None.

4.	Contracts, Certificates and Endorsements

4(a).	Form of Gold Track Select Contract and Contract Schedule (New York Version) (M-14669 (4223)). For use with non-ERISA 403(b) plans. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(a)(i).	Form of Gold Track Select Certificate and Certificate Schedule (New York Version)(M-14672 (4223)). For use with non-ERISA 403(b) participants. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(a)(ii).	Fixed Account Rider (New York Version) (ML-14750A (4223)). For use with non-ERISA 403(b) contracts and certificates. (Filed with Pre-Effective Amendment No. 1 to Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on November 1, 2013. As incorporated herein by reference.)

4(b).	Form of Gold Track Select Contract and Contract Schedule (New York Version)(M-14669 (Non-4223)). For use with ERISA 403(b), allocated 401 and 457 plans. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(b)(i).	Form of Gold Track Select Certificate and Certificate Schedule (New York Version) (M-14672 (Non-4223)). For use with ERISA 403(b), allocated 401 and 457 participants. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(b)(ii).	Fixed Account Rider (New York Version) (M-14708 (Non-4223)). For use with ERISA 403(b), allocated 401 and 457 contracts and certificates, except those subject to New York Deferred Compensation Board Rules. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(b)(iii).	Fixed Account Rider (New York Version) (M-22434 (Non-4223)). For use with 457 contracts and certificates in 457 plans subject to New York Deferred Compensation Board Rules. (Filed with Pre-Effective Amendment No. 1 to Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on November 1, 2013. As incorporated herein by reference.)

4(c).	Form of Gold Track Select Contract and Contract Schedule (New York Version) (M-14634). For use with unallocated 401 plans. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(c)(i).	Fixed Account Rider (New York Version) (M-22155). For use with unallocated 401 contracts. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(d).	401(a)/403(a) Plan Endorsement (ML-401-3-NY (5/11)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(e).	457(b) Plan Endorsement (Governmental and Tax-Exempt) (M-22493 (7/13)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(f).	Roth 401 Endorsement (ML-G-Roth-401 (11/05)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(g).	Tax-Sheltered Annuity Endorsement (ML-398-3 (12/08)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(g).	Roth 403(b) Endorsement (ML-G-Roth-398 (11/05)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(h).	Automatic Rollover Endorsement. (M-22472 (7/13)). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(i).	Cash Loan Rider (M-22172-A). (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

4(j).	Death Benefit Endorsement. (L-22120). For use with unallocated 401 contract. (Filed with Registration Statement No. 333-190296/811-04001 for Metropolitan Life Separate Account E on Form N-4 on August 1, 2013. As incorporated herein by reference.)

5.	Opinion re: Legality of Shares. (Filed herein)

8.	None.

12.	None.

15.	None.

23.	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm. (Filed herein)

24.	Powers of Attorney. (Filed herewith)

25.	None.

26.	None.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

1.	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on December 18, 2013.

Metropolitan Life Insurance Company

By:	/s/ Paul G. Cellupica
Paul G. Cellupica Chief Counsel Americas

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 18, 2013.

Signature	Title

*	Director, Chairman, President and Chief Executive Officer
Steven A. Kandarian

*	Executive Vice President and Chief Financial Officer
John C.R. Hele

*	Executive Vice President, and Chief Accounting Officer
Peter M. Carlson

*	Director
Kurt M. Campbell

*	Director
Cheryl W. Grise

*	Director
Carlos M. Gutierrez

*	Director
R. Glenn Hubbard

*	Director
John M. Keane

*	Director
Alfred F. Kelly, Jr.

*	Director
William E. Kennard

*	Director
James M. Kilts

*	Director
Catherine R. Kinney

*	Director
Hugh B. Price

*	Director
Kenton J. Sicchitano

*	Director
Lulu C. Wang

*By:	/s/ Myra L. Saul
Myra L. Saul
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
5.	Opinion re: Legality of Shares
23.	Consent of Deloitte & Touche LLP
24.	Powers of Attorney